Exhibit 10.5

RETENTION BONUS AGREEMENT

RETENTION BONUS AGREEMENT (this “Agreement”) dated as of December 8, 2015 (the “Effective Date”), by and between UNIVEST CORPORATION OF PENNSYLVANIA, a Pennsylvania corporation (“Univest”), and Roger S. Deacon, an adult individual (“Employee”).

BACKGROUND

Univest and Fox Chase Bancorp, Inc. (“Fox Chase”) have entered into an Agreement and Plan of Merger dated as of December 8, 2015 (together with the Exhibits and Schedules thereto, the “Merger Agreement”).

In connection with the Merger Agreement, Employee has been designated as entitled to receive a “retention” bonus (“Retention Bonus”) under certain conditions.

AGREEMENT

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Continued Employment and Performance of Duties. Employee agrees to remain an employee of Univest and to satisfactorily fulfill the duties and responsibilities of Employee’s position from the Effective Time (as defined under the Merger Agreement) until June 30, 2017.

2. Retention Bonus Amount. The amount of the Retention Bonus payable to the Employee provided the Employee fulfills the conditions set forth in paragraph 1 above shall be $50,000.

3. Payment of Retention Bonus. Univest shall pay the Retention Bonus to Employee on the Employee’s next scheduled pay date after the Retention Bonus has become due and owing as set forth in paragraph 1 above.

4. Legal Expenses. The nonprevailing party shall pay to the prevailing party all reasonable legal fees and expenses incurred by the prevailing party in successfully obtaining or enforcing any right or benefit established by this Agreement.

5. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Employee and the Chief Executive Officer of Univest. No waiver by any party at any time of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any earlier or later time.

6. Assignment. This Agreement shall not be assignable by either party.

7. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreement of the parties.

8. Effective Time. If the Effective Time does not occur on or prior to December 31, 2016, this Agreement shall expire and be of no further effect or consequence.

9. Validity, Savings. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflict of laws.

11. Headings. The headings of the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS OF THE ABOVE, the parties have executed this Agreement as of the date first above written.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

UNIVEST CORPORATION OF PENNSYLVANIA

By:	/s/ Jeffrey M. Schweitzer
Chief Executive Officer

EMPLOYEE:

/s/ Roger S. Deacon
Name: Roger S. Deacon

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